Exhibit 3.9

Final

CLAROS MORTGAGE TRUST, INC.

AMENDED AND RESTATED BYLAWS

ARTICLE I

OFFICES

The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2. ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors.

Section 3. SPECIAL MEETINGS.

(a) The chairman of the Board of Directors, the chief executive officer, the president or a majority of the Board of Directors may call a special meeting of stockholders. A special meeting of stockholders shall be held on the date and at the time and place set by the chairman of the Board of Directors, chief executive officer, president or a majority of the Board of Directors, whoever has called the meeting. A special meeting of stockholders shall also be called by the secretary of the Corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting stating the purpose of such meeting and the matters proposed to be acted on at such meeting, and any such special meeting shall be held on the date and at the time and place set by the Board of Directors. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

(b) Until the Corporation consummates an IPO (as defined in the charter of the Corporation (the “Charter”)), for so long as Claros REIT Holdings LP, a Delaware limited partnership (“Claros LP”), directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock (as defined in the Charter and hereinafter referred to as “Common Stock”), a special meeting of stockholders shall be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of Claros LP delivered to the secretary of the Corporation. For so long as the Claros LP Minority Ownership Threshold is satisfied, the consent of Claros LP shall be required to amend this paragraph (b) of Section 3 of this Article II.

(c) Until the Corporation consummates an IPO, for so long as PARE (as defined below) is a Ping An Affiliate (as defined below) and, together with other Ping An Affiliates, directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock, a special meeting of stockholders shall be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of PARE delivered to the secretary of the Corporation. For the purposes of these Bylaws, (i) “PARE” shall mean Fuyou Investment Management Limited, a company incorporated under the laws of the British Virgin Islands (the “Initial PARE Stockholder”), or another Ping An Affiliate to which the Initial PARE Stockholder transfers all of the shares of Common Stock received in connection with the Initial Investment (as defined in that certain Subscription Agreement, dated July 8, 2016, by and between the Corporation and the Initial PARE Stockholder (the “Subscription Agreement”)), and (ii) a “Ping An Affiliate” shall mean a person that is directly, or indirectly through one or more intermediaries, controlled by, or is under common control with, Ping An Insurance (Group) Company of China, Ltd. (for this purpose, “control” shall mean either the possession, directly or indirectly, of either the power to direct or cause the direction of the management and policies of the entity or the distribution of its profits, whether by the ownership of voting securities, partnership shares, by contract or otherwise). For so long as PARE is a Ping An Affiliate and the PARE Minority Ownership Threshold (as defined below) is satisfied, the consent of the PARE Designee (as defined below) shall be required to amend this paragraph (c) of Section 3 of this Article II.

Section 4. NOTICE. Not fewer than ten (10) days nor more than ninety (90) days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called. Such notice may be delivered by mail, by electronic transmission, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder to any address or number of the stockholder at which the stockholder receives electronic transmissions.

Section 5. ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the Board of Directors or, in the case of a vacancy in the office or absence of the chairman of the Board of Directors, by one of the following officers present at the meeting in the following order: the chief executive officer, the president, the vice presidents in their order of rank and, within each rank, in their order of seniority, the secretary, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the case of a vacancy in the office or absence of the secretary, an assistant secretary, or, in the case of a vacancy in the office of assistant secretary or the absence of both the secretary and all assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the Charter for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of stockholders, the chairman of the meeting may conclude the meeting or adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Until the Corporation consummates an IPO, for so long as Claros LP directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock, (a) a quorum shall not be deemed to be present without the presence of Claros LP at any meeting of stockholders pertaining to items regarding which Claros LP has a consent right or pursuant to which a consent right of Claros LP would be affected and (b) the consent of the Special Actions Committee shall be required to any amendment to this Section 6 of Article II.

Section 7. VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Cumulative voting shall not be allowed. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share, regardless of class, shall entitle the holder thereof to cast one vote on each matter properly submitted to a vote at a duly-called meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise. Notwithstanding anything to the contrary:

(a) for so long as Claros LP directly or indirectly holds an ownership interest in the Corporation, the following shall apply:

(i) until the Corporation consummates an IPO, for so long as Claros LP directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock:

(A) it shall be a condition for the qualification for nomination, election and service for all directors of the Corporation (regardless of whether or not such directors are Claros LP Designees (as defined below)) that (a) each of at least four (4) directors be a director designated for nomination by Claros LP (a “Claros LP Designee”), (b) the two (2) Claros LP Designees identified by Claros LP for nomination for election to serve as the two (2) Class B Directors (as defined in the Charter and each hereinafter referred to as a “Class B Director”) be so elected, (c) that each such Class B Director be appointed to the Special Actions Committee (as defined in the Charter and hereinafter referred to as the “Special Actions Committee”) and (d) the Special Actions Committee shall at all times remain formed, appointed and maintained as required by Section 1 of Article IV of these Bylaws;

(B) the Board of Directors shall, to the fullest extent permitted by law, include among the nominees recommended by the Board of Directors or any duly authorized committee thereof for election by the stockholders at any meeting of stockholders called for the purpose of electing directors, the persons designated pursuant to the immediately foregoing clause (A) and use its best efforts to cause the election of each such Claros LP Designee to the Board of Directors (and, to the extent applicable, to cause the election of the two (2) Claros LP Designees nominated to serve as the two (2) Class B Directors to be elected to serve in such capacity and, in addition, to cause the appointment of such duly appointed Class B Directors to serve on the Special Actions Committee), including nominating each such individual to be elected as a director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof; and

(C) the consent of the Special Actions Committee shall be required to amend this paragraph (a)(i) of Section 7 of Article II.

(ii) irrespective of whether or not the Corporation has consummated an IPO, if the ownership interest in the Corporation held by Claros LP directly or indirectly is at any time less than 10% of the outstanding shares of Common Stock, then from and after such date, for so long as Claros LP directly or indirectly owns equal to or in excess of 4.9% of the outstanding shares of Common Stock (the “Claros LP Minority Ownership Threshold”):

(A) it shall be a condition to qualification for nomination, election and service for all directors of the Corporation (regardless of whether or not such director is a Claros LP Designee) that at least one director be a Claros LP Designee;

(B) the Board of Directors shall, to the fullest extent permitted by law, include among the nominees recommended by the Board of Directors or any duly authorized committee thereof for election by the stockholders at any meeting of stockholders called for the purpose of electing directors, the persons designated pursuant to immediately foregoing clause (A) and use its best efforts to cause the election of each such designee to the Board of Directors, including nominating each such individual to be elected as a director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof; and

(C) the consent of Claros LP shall be required to amend this paragraph (a)(ii) of Section 7 of Article II; and

(b) for so long as PARE is a Ping An Affiliate and, together with other Ping An Affiliates, directly or indirectly owns equal to or in excess of 4.9% of the outstanding shares of Common Stock (the “PARE Minority Ownership Threshold”), irrespective of whether or not the Corporation has consummated an IPO:

(i) it shall be a condition to qualification for nomination, election and service for all directors of the Corporation (regardless of whether or not such director is a PARE Designee (as defined below)) that at least one director be a director designated for nomination by PARE (the “PARE Designee”); provided, however, that the PARE Designee must be either Rick Singer or an employee, director or trustee of Ping An Insurance (Group) Company of China, Ltd. or a subsidiary or affiliate of Ping An Insurance (Group) Company of China, Ltd. and cannot be an employee, director or trustee of a competitor of the Corporation;

(ii) the Board of Directors shall, to the fullest extent permitted by law, include among the nominees recommended by the Board of Directors or any duly authorized committee thereof for election by the stockholders at any meeting of stockholders called for the purpose of electing directors, the persons designated pursuant to immediately foregoing clause (i) and use its best efforts to cause the election of each such designee to the Board of Directors, including nominating each such individual to be elected as a director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof; and

(iii) the consent of the PARE Designee shall be required to amend this paragraph (b) of Section 7 of Article II.

Section 8. PROXIES. A stockholder may vote in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 9. VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner, or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any trustee or fiduciary, in such capacity, may vote stock registered in such trustee’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

Section 10 INSPECTORS. The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chairman of the meeting, the inspectors, if any, shall (i) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (ii) receive and tabulate all votes, ballots or consents, (iii) report such tabulation to the chairman of the meeting, (iv) hear and determine all challenges and questions arising in connection with the right to vote, and (v) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11 TELEPHONE MEETINGS. The Board of Directors or the chairman of the meeting may permit one or more stockholders to participate in a meeting of stockholders by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at the meeting.

Section 12. STOCKHOLDERS’ CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Board of Directors and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the Maryland General Corporation Law (the “MGCL”) and any applicable provision of these Bylaws (including, without limitation, any provision requiring the consent of Claros LP). The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action. Until the Corporation consummates an IPO, for so long as Claros LP directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock, the consent of the Special Actions Committee shall be required to amend this Section 12 of Article II.

Section 13. CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the MGCL shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE III

DIRECTORS

Section 1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2. NUMBER, TENURE AND RESIGNATIONS.

(a) At any regular meeting or at any special meeting of the Board of Directors called for that purpose, the Board of Directors, by the affirmative vote of a majority of the entire Board of Directors, may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than seven, and further provided that the tenure of a director shall not be affected by any decrease in the number of directors.

(b) Notwithstanding anything to the contrary, until the Corporation consummates an IPO, for so long as Claros LP directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock:

(i) in order for any individual to be qualified to be nominated to be elected, or to serve as, a director of the Corporation (whether or not such individual is a Claros LP Designee), the nomination and election of such individual, when considered together with all other individuals nominated by the same person or body, must not cause the Corporation to violate, and must meet, the requirement that the individuals nominated for election as a director shall include a number of individuals such that, (A) the number of Claros LP Designees that will serve as directors of the Corporation will be the number of Claros LP Designees required by Section 7 of Article II of these Bylaws and (B) the two (2) Class B Directors will be the Claros LP Designees nominated by Claros LP for election to serve in such capacity;

(ii) the prior written consent of Claros LP shall be required in order for the Board of Directors to approve any increase or decrease in the number of directors constituting the entire Board of Directors, other than any increase in the number of directors in connection with the election of one or more directors elected exclusively by the holders of one or more classes or series of the Corporation’s stock other than Common Stock;

(iii) (A) the two (2) Class B Directors must at all times be Claros LP Designees, each of whom were identified for nomination to be elected as the Class B Director by Claros LP, (B) only Claros LP shall have the right to nominate the two (2) Class B Directors and (C) the Special Actions Committee shall be comprised of the two (2) Class B Directors;

(iv) if a vacancy on the Board of Directors occurs at any time by the death, disability, retirement, removal, resignation of or any other reason with respect to any director that is a Claros LP Designee (including, without limitation, any Class B Director), a new Claros LP Designee shall be nominated for election to serve, and shall be elected, as a new director (and, if applicable, as a Class B Director) in accordance with the procedures of Section 12 of Article III of these Bylaws;

(v) any Class B Director may call a meeting of the Special Actions Committee and/or any special meeting of the Board of Directors and, in each case, fix the date, time and place of such any such meeting; and a Class B Director shall serve as the chairman at any such meeting; and

(vi) the consent of the Special Actions Committee shall be required in order to amend this paragraph (b) of Section 2 of Article III.

(c) Notwithstanding anything to the contrary, for so long as PARE is a Ping An Affiliate and the PARE Minority Ownership Threshold is satisfied:

(i) in order for any individual to be qualified to be nominated to be elected, or to serve as, a director of the Corporation (whether or not such individual is a PARE Designee), the nomination and election of such individual, when considered together with all other individuals nominated by the same person or body, must not cause the Corporation to violate, and must meet, the requirement that the individuals nominated for election as a director shall include a number of individuals such that the number of PARE Designees that will serve as directors of the Corporation will be the number of PARE Designees required by Section 7 of Article II of these Bylaws;

(ii) if a vacancy on the Board of Directors occurs at any time by the death, disability, retirement, removal, resignation of or any other reason with respect to any director that is a PARE Designee, a new PARE Designee shall be nominated for election to serve, and shall be elected, as a new director in accordance with the procedures of Section 12 of Article III of these Bylaws;

(iii) if a meeting of the Board of Directors has not been held for a period of ninety (90) consecutive days, a PARE Designee may call a special meeting of the Board of Directors and, in each case, fix the date, time and place of such any such meeting, and a PARE Designee shall serve as the chairman at any such meeting;

(iv) a PARE Designee shall have the right to attend (in person or telephonically, at his or her discretion) each meeting of the Special Actions Committee (and any subcommittee thereof) as an observer, but shall not have the right to vote at any such meeting; provided, that such PARE Designee may be excluded from all or any portion of such meetings to the extent that the Special Actions Committee (A) determines in good faith and upon the advice of counsel to the Corporation or the Special Actions Committee that such exclusion is required to preserve the attorney-client privilege between the members of the Special Actions Committee and counsel or (B) will be discussing PARE or PARE’s investment in the Corporation. The Special Actions Committee shall provide, or cause to be provided, to the PARE Designee copies of all notices, reports, minutes and other documents and materials provided to the Special Actions Committee (including materials requested by any member of the Special Actions Committee) (collectively, the “SAC Materials”) at the same time and in the same manner as they are provided to the members of the Special Actions Committee; provided, that all or any portion of the SAC Materials shall not be delivered, provided or made available to the PARE Designee to the extent that (A) the Special Actions Committee determines in good faith and upon the advice of counsel to the Corporation or the Special Actions Committee that such failure to deliver, provide or make available the same is required to preserve the attorney-client privilege between the members of the Special Actions Committee and counsel or (B) or such SAC Materials pertain solely to PARE or PARE’s investment in the Corporation.

(v) the consent of the PARE Designee shall be required in order to amend this paragraph (c) of Section 2 of Article III.

(d) Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the Board of Directors or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3. MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution. Special meetings of the Board of Directors may be called by or at the request of the chairman of the Board of Directors, the chief executive officer, the president or a majority of the directors then in office or any Class B Director or, if a meeting of the Board of Directors has not been held for a period of ninety (90) consecutive days, a PARE Designee. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place of special meetings of the Board of Directors without other notice than such resolution.

Section 4. NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission or courier to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 5. QUORUM. A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further, that, if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group. Until the Corporation consummates an IPO, for so long as Claros LP directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock, (a) a quorum for a meeting of the Board of Directors must include the presence at any such meeting of at least a majority of directors that are Claros LP Designees (one of which shall be a Class B Director) and (b) the consent of the Special Actions Committee shall be required in order to amend this Section 5 of Article III.

Section 6. VOTING. Subject to Section 7 of Article III of these Bylaws, the action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 7. SPECIAL ACTIONS COMMITTEE APPROVAL RIGHTS. Notwithstanding anything else to the contrary in the Charter or these Bylaws, until the date that the Corporation consummates an IPO, for so long as Claros LP directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock,

(a) any of the following actions by the Corporation or the Board of Directors, as the case may be (each, a “Major Decision”), shall require the consent of the Special Actions Committee in addition to the approval of the Board of Directors; provided, however, for purposes of the following Major Decisions and the Unilateral Decisions (as hereafter defined) set forth in paragraph (b) of this Section 7 below, all references to the “Corporation” shall include its subsidiaries whether or not expressly stated herein except as otherwise expressly provided or unless the context otherwise requires, and accordingly each of the provisions of these Bylaws relating to the management and control of the business and affairs of the Corporation, shall also be construed to be fully applicable to the management and control of each subsidiary of the Corporation (whether directly or indirectly). Notwithstanding the foregoing, to the extent that the governing documents of a subsidiary permit such subsidiary to take any action or effect any decision without the consent or vote of the Corporation, the terms and conditions contained within such governing documents will be deemed to control such actions and decisions, including the right of any other owners, shareholders, members or partners of such affected person to cast their votes in favor of or against any such matter and, if applicable, to control any such action or inaction of such Person despite any contrary provisions with respect thereto contained in this Section; provided, further, that any reference in a Major Decision to a subsidiary of the Corporation within this paragraph (a) of Section 7 of Article III shall be deemed to exclude CMTG/CN LLC (as hereinafter defined), CMTG/TT LLC (as hereinafter defined), and any subsidiaries of CMTG/CN LLC and CMTG/TT LLC unless the Corporation has rights with respect to such Major Decision in the Corporation’s capacity as a unitholder of CMTG/CN LLC or CMTG/TT LLC and/or to the extent of the rights specified in the CMTG/CN LLC Agreement (as hereinafter defined) and the CMTG/TT LLC Agreement (as hereinafter defined):

(i) the issuance, sale, split, combination or reclassification of any shares of stock (capital, common, preferred or otherwise) of (or other ownership of or profit interests in) the Corporation, warrants, options or other rights for the purchase or other acquisition from the Corporation of shares of stock (capital, common, preferred or otherwise) of (or other ownership or profit interests in) the Corporation, securities convertible into or exchangeable for shares of stock (capital, common, preferred or otherwise) of (or other ownership or profit interests in) the Corporation or warrants, rights or options for the purchase or other acquisition from the Corporation of such shares (or such other interests), and other ownership or profit interests in the Corporation, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing (“Equity Interests”); provided, however, (A) this clause (i) shall not apply to any public offerings (which shall be covered under clause (ii) of this paragraph (a) of Section 7); and (B) in the event the Special Actions Committee fails to approve two offerings of Common Stock that are on commercially reasonable arm’s length terms where (1) the investors would receive no rights beyond basic rights that normally accompany stock ownership of a Maryland Corporation (and provided such rights shall not in any event have any effect on the voting, management and other control rights provided to the directors that are Claros LP Designees, the Special Actions Committee and the Class B Directors), (2) the net proceeds per share of each such raise is greater than the greater of $10 per share and 1.0x the then-current book value of equity of the Corporation, (3) the net proceeds from such transaction, in the aggregate, are at least $50,000,000, and (4) the Special Actions Committee has the right to approve the documentation to be executed in connection with each such capital raise, such approval not to be unreasonably withheld (any such offering, an “Arm’s Length Common Issuance Transaction”), any subsequent offering of Common Stock pursuant to an Arm’s Length Common Issuance Transaction will not constitute a Major Decision; provided, further, that regardless of whether the Special Actions Committee has the right to approve an Arm’s Length Common Issuance Transaction, the Special

Actions Committee shall have the right to approve the documentation for any Arm’s Length Common Issuance Transaction to ensure that the requirements of an Arm’s Length Common Issuance Transaction have been satisfied (including, without limitation, that such transaction does not modify the rights of the Special Actions Committee with respect to the business and operations of the Corporation).

(ii) effecting any offering of Equity Interests through a so-called public offering, including, without limitation, an IPO, or otherwise permitting the Corporation to merge, consolidate, recapitalize, exchange or otherwise participate in a similar business combination or share exchange (it being acknowledged that in no event shall any such issuance through a public offering, including, without limitation, an IPO, constitute an Arm’s Length Common Issuance Transaction);

(iii) appointing any committee of the Board of Directors, including the composition and powers of the Board of Directors delegated to such committee or any amendments thereto;

(iv) changing the composition, powers, tenure, and any other features of, or terminating, the Special Actions Committee;

(v) approving any merger, consolidation or other reorganization of the Corporation, any of its subsidiaries, or the sale of all or any portion of the assets of the Corporation or any of its subsidiaries;

(vi) the formation of any subsidiary of the Corporation;

(vii) adopting any amendment, modification, supplement, termination, or repeal of any provision of the Charter or these Bylaws or making any recommendation to the stockholders with respect to any amendment, modification, supplement, termination, or repeal of the Charter or these Bylaws;

(viii) assigning for the benefit of creditors or filing a voluntary petition in bankruptcy or any petition seeking any reorganization, composition, liquidation, dissolution or similar relief under the present or future applicable laws relative to bankruptcy, insolvency or other relief for debtors with respect to the Corporation or any subsidiary or any of their respective properties (collectively, the “Bankruptcy Laws”), or consenting to or acquiescing in the entry of an order, judgment or decree approving a petition filed against the Corporation or any of its subsidiaries or their respective properties seeking any reorganization, composition, liquidation, dissolution or other relief under the Bankruptcy Laws, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver, conservator or liquidator of the Corporation or any of its subsidiaries or any of their respective properties;

(ix) entering into or settling any litigation, arbitration or administrative proceeding involving the Corporation or any of its subsidiaries, other than those covered by insurance or not involving more than Two Hundred Fifty Thousand Dollars ($250,000) (provided, in each such case, that no admission of liability is made by the Corporation or any of its subsidiaries and the settlement of such claim does not include an injunction or similar non-monetary relief);

(x) entering into, renewing, extending, amending, modifying, or engaging in any transaction or series of related transactions (including the origination, purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind or the amendment, modification, supplementation, termination or repeal of any contract or agreement or waiver of any provision thereof) with any member of the Board of Directors, any officer of the Corporation or any of their respective affiliates;

(xi) creating, incurring, assuming or suffering to exist any mortgage, lien (statutory or other), pledge, hypothecation, security interest, charge or other preference or encumbrance of any kind (including any agreement to give any of the foregoing), or any assignment, deposit arrangement or lease intended as, or having the effect of, security, or any other interest or title of any vendor, lessor, lender or other secured party to or of the Corporation or any of its subsidiaries under any conditional sale or other title retention agreement or any capitalized lease (i.e., any lease with respect to which the lessee is required to recognize concurrently the acquisition of property or an asset and the incurrence of a liability in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”) (each, a “Capitalized Lease”)) or upon or with respect to any property or asset of the Corporation (including, in the case of Equity Interests, stockholder agreements, voting trust agreements and other similar arrangements) (each, a “Lien”) on or with respect to any of the Corporation’s or any of its subsidiaries’ properties of any character whether now owned or hereafter acquired;

(xii) allowing the Corporation to create, incur, assume, guarantee or suffer to exist, or otherwise become directly or indirectly liable with respect to any of the following (each, an “Indebtedness”):

(A) indebtedness for borrowed money (including, without limitation, the approval of any bank or other credit facilities, warehouse facilities, securities repurchase and reverse repurchase agreements, resecuritizations, securitizations, applications and agreements relating to programs established by the U.S. government, commercial paper and exchange-traded and over-the-counter derivatives agreements);

(B) obligations for the payment of any deferred purchase price of property and assets or services (other than trade payables or other accounts payable incurred and paid in the ordinary course of the Corporation’s business and not past due for more than 90 days after the date on which each such trade payable or account payable was created or that are being contested in good faith and by appropriate proceedings and as to which appropriate reserves in accordance with GAAP are being maintained);

(C) obligations evidenced by notes, bonds, debentures or other similar instruments, or upon which interest payments are customarily made;

(D) obligations created or arising under any conditional sale, mortgage, pledge or other title retention agreement with respect to property or assets acquired by the Corporation, even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets;

(E) all obligations under Capitalized Leases;

(F) obligations, contingent or otherwise, under bankers acceptances, standby letters of credit or similar facilities;

(G) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of the Corporation;

(H) obligations in respect of interest rate swap, cap or collar agreements, interest rate future or option contracts, commodity future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, take-or-pay agreements or other similar arrangements;

(I) any obligation guaranteeing or intended to guarantee any indebtedness described in the foregoing clauses (A) through (H) (the “Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including (1) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business) or co-making of the Primary Obligations of a Primary Obligor, (2) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, or (3) any obligation of such Person, whether or not contingent, (aa) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (bb) to advance or supply funds (x) for the purchase or payment of any such Primary Obligation or (y) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (cc) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (dd) otherwise to assure or hold harmless the holder of such Primary Obligation against loss in respect thereof;

(J) all obligations referred to in clauses (A) through (I) of this clause (xi) of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets (including accounts and contract rights) owned by the Corporation, even though the Corporation has not assumed or become liable for the payment of such indebtedness.

Indebtedness shall include, without limitation, (x) all obligations of the types described in clauses (A) through (J) above of any subsidiary (regardless of whether or not the Corporation is a general partner in a partnership or holds a similar capacity in a similar entity); and (y) all obligations of the Corporation of the types described in clauses (A) through (J) above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP in effect at any date of determination.

(xiii) allowing the Corporation to make, or set apart any sum for or to make (A) any dividend or other distribution, direct or indirect, on account of any Equity Interests, now or hereafter outstanding, (B) any repurchase, redemption, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest, now or hereafter outstanding, (C) any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of any Equity Interests, now or hereafter outstanding, (D) any return of capital to any stockholder or other holder of Equity Interests of the Corporation or any of its subsidiaries, or any other distribution of property, assets, or Equity Interests as such, or (E) any payment of management fees or any other fees or expenses (including the reimbursement thereof by the Corporation other than ordinary course of business reimbursements of expenses consistent with the approved budgets of the Corporation or expense reimbursement policies adopted by the Board of Directors) pursuant to any management, consulting or other services agreement to any of the stockholders of the Corporation or any of its subsidiaries (other than to the Corporation or any of the Corporation’s wholly-owned subsidiaries as such stockholders);

(xiv) effecting any origination, acquisition, investment or participation by the Corporation in any loan other than an Investment. “Investment” means any income-producing loan secured by a first mortgage on one or more properties (including, with respect to any such property, fee simple or other title, leasehold, or other ownership interest in property) (A) located in the United States of America or, subject to clause (1) immediately below, outside of the United States of America, (B) belonging to a commonly accepted asset class, including multifamily, industrial, retail, hotel, senior housing and office and (C) otherwise in accordance with the guidelines attached hereto as Exhibit A (each, an “Investment”); provided, that (1) notwithstanding clause (A), up to twenty-five percent (25%) of the book value of the Corporation may be represented by one or more loans secured by fee simple or other title, leasehold, or ownership interests in one or more properties located outside of the United States of America, (2) such Investment may be made through co-lending, participation, syndication, or other financing structures whereby the Corporation or its subsidiaries originates such first mortgage financing and thereafter enters into co-lending, participation, syndication or other structures and (3) such Investment may include the origination of a tranche of mezzanine financing provided that such mezzanine tranche is originated concurrently with the origination of such first mortgage financing;

(xv) allowing the Corporation to sell, assign, convey, transfer, lease or otherwise dispose of all or any part of its business, property or assets, whether now owned or hereafter acquired, to any Person or Persons (including, without limitation, the terms, price, and documentation with respect thereto);

(xvi) allowing the Corporation to acquire real property or any real property improvements or make any material expansion in any real property improvements (other than as a result of a foreclosure or deed-in-lieu transaction approved pursuant to clause (xxiii));

(xvii) allowing the Corporation to make or commit or agree to any guarantee of obligations or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any Equity Interests, bonds, notes, debentures or other assets or securities of, or make or commit or agree to make any other investment in, any other Person, except that the Corporation may (x) acquire and hold accounts receivable owing to it or any of its subsidiaries, and (y) acquire and hold cash and cash equivalents;

(xviii) adopting, amending, modifying or deviating from the Annual Budget (as defined in the CMTG Management Agreement (as hereinafter defined)) and business plan of the Corporation or the fiscal year for the Corporation, which shall be the calendar year unless otherwise approved by the Special Actions Committee;

(xix) hiring, or appointing or designating any individual to serve as Chairman, President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Information Officer, Chief Investment Officer, any so-called “C-Suite” executive titles and/or positions comparable to the foregoing (collectively, “Senior Management”) or an individual with responsibility for acquisitions, or dismiss any member of Senior Management or any individual with responsibility for acquisitions (whether or not in accordance with the provisions of such individual’s employment agreement with the Corporation or any of its subsidiaries or otherwise) (including, without limitation, in each instance, the terms of such hiring, appointment or designation, any compensation or bonuses related thereto, and any employment agreement, non-solicitation, non-compete or other agreement entered into in connection therewith);

(xx) approving, amending, modifying, terminating, supplementing, or repealing any equity incentive, incentive unit, or other profit sharing or incentive compensation plan (each, an “Incentive Plan”); granting any award to any Person under the Incentive Plan; authorizing the issuance of any Equity Interests pursuant to an Incentive Plan; or paying or awarding any incentive compensation to employees of the Corporation or its subsidiaries other than through an Incentive Plan approved by the Special Actions Committee pursuant to this clause (xx);

(xxi) (A) effecting any loan origination, acquisition, assignment, syndication, note split, tranching, participation, securitization, or other structured financing with respect to, any Investment where the Corporation’s share of the aggregate value in any such Investment is greater than $25.0 million, with such threshold increasing to $50.0 million when the Stockholders’ Equity (as defined in the CMTG Management Agreement and hereinafter referred to as “Stockholders’ Equity”) of the Corporation exceeds $600 million, and with such threshold increasing to $75 million when the Stockholders’ Equity of the Corporation exceeds $800 million; provided, however, that notwithstanding the foregoing provision, the following will constitute Major Decisions regardless of the Corporation’s aggregate share of value in any such Investment: (A) any loan origination, acquisition, assignment, syndication, note split, tranching, participation, securitization, or other structured financing in which CMTG/CN LLC has declined (or has been deemed to decline) to participate under the CMTG/CN Management Agreement (as defined below) or otherwise, (B) any loan origination, acquisition, assignment, syndication, note split, tranching, participation, securitization, or other structured financing once the total aggregate value of all loan originations, acquisitions, assignments, syndications, note splits, tranching, participations, securitizations, or other structured financings not approved by the Special Actions Committee exceeds $500 million and (C) any loan origination, acquisition, assignment, syndication, note split, tranching, participation, securitization, or other structured financing after the occurrence of a default under the organizational documents of Claros LP. Notwithstanding anything to the contrary in these Bylaws or otherwise, in no event shall the Special Actions Committee be deemed to have provided its approval with respect to any Investment unless the Special Actions Committee has delivered its affirmative approval with respect to such Investment in writing (provided such written approval may be by email); provided, however, from and after the date that the Stockholders’ Equity of the Corporation exceeds $400 million, if the Special Actions Committee does not disapprove of an Investment within five business days after receipt by the Board and the Special Actions Committee of the same formal written loan origination, acquisition, assignment, syndication, note split, tranching, participation, securitization, or other structured financing package with respect to such Investment (“Formal Loan Package”), the Special Actions Committee shall be deemed to have approved of such Investment on the terms presented to the Special Actions Committee pursuant to such Formal Loan Package for such Investment;

(xxii) approving any of the following amendments or modifications to the terms of any Investment made by the Corporation, whether directly or through a subsidiary:

(A) changes to the principal amount of the Investment or changes which reduce the net present value of future contractual cash flows under such Investment (using the coupon rate of the original Investment);

(B) material changes to the approval rights granted to the Corporation or the applicable subsidiary, as lender, under the documentation pertaining to the Investment;

(C) material postponement of the scheduled maturity date of the Investment;

(D) consent to the release of any material portion of the security in respect of the Investment;

(E) consent to the release of any material obligations of the borrower in respect of the Investment;

(F) waiver of any material event of default or material payment default in respect of the Investment; and

(G) consent to any other material modification of the documents governing the Investment, the granting of any other material consent or waiver thereunder or the making of any determination in relation thereto, which could in each case have a material and adverse impact on the rights of the Corporation or the applicable subsidiary, as lender;

(xxiii) commencing, prosecuting and consummating the exercise of any rights or remedies under an Investment (including the commencement, prosecution and consummation of a foreclosure proceeding, acceptance of a deed-in-lieu of foreclosure or other enforcement of remedies against any borrower, guarantor or other obligor or with respect to any security or collateral); exercising any right or remedy under, the granting of relief with respect to, the waiver of any provision of the documents governing any Investment (including accepting cure other than as expressly required under such documents, releasing any obligor, collateral or security, granting any forbearance, discounted pay-off, or other entering into any other consensual settlement with respect to such Investment and other matters relating to enforcement or remedies) or otherwise taking any action or failing to take any action related to the enforcement of remedies with respect to any Investment held by the Corporation; entering into any agreement or arrangement for consensual foreclosure, deed-in-lieu of foreclosure or any similar transaction; making any and all decisions and determinations relating to the plan of enforcement, the form of acquisition of the collateral or security; from and after acquisition, any and all decisions and determinations regarding the ownership, use, zoning, marketing, publicity, maintenance, development, repositioning, operation, disposition, management, business, and other affairs relating to the real property or other collateral or security (including, without limitation, the retention of a property manager, accountant, consultants, or other real estate professional or brokers) and entering into, amending or terminating any leases, occupancy agreements, asset management agreements, franchise agreements, and any other agreements with vendors, suppliers or brokers or otherwise with respect to the ownership, operation, maintenance, development, repositioning, disposition, financing, hypothecation of any such real property or other collateral or security;

(xxiv) allowing the Corporation to make any capital expenditures during any fiscal year that, together with all capital expenditures of the Corporation for such fiscal year, would exceed the maximum amount of capital expenditures of the Corporation permitted for such fiscal year under the Annual Budget; provided, however, that the Corporation may make capital expenditures in an aggregate amount of up to Two Hundred and Fifty Thousand Dollars ($250,000) in respect of an emergency or emergencies involving danger to life or property or an emergency or emergencies in which prompt action is required to protect the best interests of the Corporation or any of its subsidiaries, or preserve the value of one of its investments;

(xxv) allowing the Corporation to enter into, modify, repeal, amend in any material respect, or terminate (A) any agreement or commitment (including any management agreement, non-competition or similar agreement, settlement of a material lawsuit, confession of a judgment or indemnification agreement), except for a contract or commitment (that is not in any event a non-competition or similar agreement, confession of a judgment, or a settlement of a material lawsuit) entered into in the ordinary course of business which has an aggregate value of One Hundred Thousand Dollars ($100,000) or less (i.e., payments to be made or payments to be received) that is not inconsistent with any existing business plan or the Annual Budget, (B) joint ventures, partnerships or similar strategic arrangements, or any documents ancillary thereto, or (C) agreements or other commitments inconsistent with, or which would reasonably be expected to result in a breach or violation of, or a default under, the CMTG/CN LLC Agreement, the CMTG/TT LLC Agreement or any other material agreement or instrument to which the Corporation (or any subsidiary thereof) is a party, or amending or modifying any such items to change the term thereof or to lower the consideration to be received by the Corporation or any of its subsidiaries thereunder in any material respect;

(xxvi) allowing the Corporation to engage or dismiss any auditors for any fiscal year;

(xxvii) allowing the Corporation to make any material tax decision, or make or rescind any material election, express or implied, related to taxes; any determination that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII of the Charter is no longer required for REIT qualification; or any other determination or action pursuant to Article VII of the Charter;

(xxviii) establishing, decreasing or increasing the amount of any reserves for the operations of the Corporation or any of its subsidiaries in a manner inconsistent with the Annual Budget;

(xxix) dissolving, liquidating and winding up the Corporation;

(xxx) effecting any amendment, modification, termination of, or waiver of any provision of, or election not to comply with (including, without limitation, by failing to cure any default or breach), or the decision to grant or fail to grant any approval or consent, making any election, or taking any other action or making any other decision that is a Major Decision hereunder with respect to (A) that certain Limited Liability Company Operating Agreement of CMTG/CN Mortgage REIT LLC, a Delaware limited liability company (“CMTG/CN LLC”), dated on or about August 25, 2015 (as amended, as the “CMTG/CN LLC Agreement”), by and between the Corporation, the Public Sector Pension Investment Board, a Canadian federal crown corporation established by the Parliament of Canada under the Public Sector Pension Investment Board Act (“PSP”), and such other Persons as may become members of CMTG/CN LLC pursuant to the provisions of the CMTG/CN LLC Agreement and (B) that certain Limited Liability Company Operating Agreement of CMTG/TT Mortgage REIT LLC, a Delaware limited liability company (“CMTG/TT LLC”), dated on or about June 8, 2016 (as amended, as the “CMTG/TT LLC Agreement”), by and between the Corporation, CMTG Investor, L.P., a Delaware limited partnership (“Investor LP”), and such other Persons as may become members of CMTG/TT LLC pursuant to the provisions of the CMTG/TT LLC Agreement;

(xxxi) exercising any rights or remedies, or failing to exercise any rights or remedies (including through granting any waivers, or accepting cure of any defaults other than as expressly required to be accepted by the CMTG/CN LLC Agreement or the CMTG/TT LLC Agreement, as the case may be) as a unitholder under the CMTG/CN LLC Agreement or CMTG/TT LLC Agreement or pursuant to applicable law (including, without limitation, any exercise of rights if the Corporation is a Non-Defaulting Unitholder (as defined in the CMTG/CN LLC Agreement) or if PSP or Investor LP are in Material Default (as defined in the CMTG/CN LLC Agreement and CMTG/TT LLC Agreement, as applicable)) and all decisions and determinations in connection therewith;

(xxxii) effecting any transfer, sale, pledge, hypothecation, encumbrance, exchange, charge, gift, conveyance, granting of a security interest in, assignment or other disposition (including any contract therefor) of any right, title or interest (including, without limitation, any of the foregoing with respect to the right to receive distributions from CMTG/CN LLC and CMTG/TT LLC), as well as the entering into any voting trust or other arrangement with respect to voting rights, in CMTG/CN LLC and CMTG/TT LLC;

(xxxiii) effecting any election or making any determination by the Corporation not to make any capital contribution required or permitted to be made by the Corporation pursuant to the CMTG/CN LLC Agreement or CMTG/TT LLC Agreement;

(xxxiv) increasing or decreasing the capital commitment of the Corporation to CMTG/CN LLC or CMTG/TT LLC, or approving any increase or decrease in the capital commitment of PSP to CMTG/CN LLC or Investor LP to CMTG/TT LLC;

(xxxv) granting any consent or approval by the Corporation under the CMTG/CN LLC Agreement or the CMTG/TT LLC Agreement (including, without limitation, any consent with respect to the admission of any member to CMTG/CN LLC or CMTG/TT LLC);

(xxxvi) making any loan by the Corporation to CMTG/CN LLC or CMTG/TT LLC;

(xxxvii) approving any amendment or modification to, or termination of, or waiver of any provision of (including accepting cure of any default except as expressly required to be accepted thereunder), or election not to comply with or forgive performance under, (A) that certain Management Agreement by and among CMTG/CN LLC, Claros REIT Management LP (the “Claros Manager”), Mack Real Estate Credit Strategies, L.P., and WRS Advisors IV LLC (such agreement, as the same may be amended from time to time, the “CMTG/CN Management Agreement”) and (B) that certain Management Agreement by and between CMTG/TT LLC and the Claros Manager (such agreement, as the same may be amended from time to time, the “CMTG/TT Management Agreement”), in each case, to the extent that the Corporation has the right to approve any of the foregoing pursuant to the terms of the CMTG/CN Management Agreement or the CMTG/TT Management Agreement, as applicable;

(xxxviii) exercising any pre-approval rights granted to the Corporation under the CMTG/CN Management Agreement with respect to Qualifying Investments (as defined in the CMTG/CN Management Agreement);

(xxxix) effecting any amendment, modification, termination of, or waiver of any provision of, or election not to comply with (including, without limitation, by failing to cure any default or breach), or the decision to grant or fail to grant any approval or consent, making any election, or taking any other action or making any other decision that is a Major Decision hereunder with respect to any agreement entered into by the Corporation in connection with the Initial Investment of the Initial PARE Stockholder or any Additional

Investment; provided, however, that the foregoing shall not limit the ability of a PARE Designee or any Ping An Affiliate to exercise their rights under such agreements or otherwise require the approval of the Special Actions Committee to exercise such rights; and

(xl) entering into any definitive agreement or commitment for any of the actions referred to in any of the foregoing clauses of this paragraph (a) of Section 7 of Article III.

(b) each of the following actions and determinations (the “Unilateral Decisions”) are hereby delegated to, and shall be solely controlled and determined by, the Special Actions Committee (which Special Actions Committee shall have the full power to take the actions and determinations with respect to the following without obtaining the consent of the Board of Directors); provided, however, that, for so long as PARE is a Ping An Affiliate and the PARE Minority Ownership Threshold is satisfied, this paragraph (b) of Section 7 of Article III shall not be amended without the consent of the PARE Designee:

(i) nominating, designating, removing or replacing, (A) prior to a CMTG/CN Director Resignation Event (as hereinafter defined) one director on the board of CMTG/CN whom the Corporation is entitled to nominate, designate, remove, replace or elect pursuant to the provisions of the CMTG/CN LLC Agreement (each, a “CMTG/CN Director”) and (B) from and after the occurrence of a CMTG/CN Director Resignation Event, all CMTG/CN Directors. “CMTG/CN Director Resignation Event” shall mean the occurrence of a breach under Section 3.1.1(c) of the CMTG/CN LLC Agreement;

(ii) nominating, designating, removing or replacing, (A) prior to a CMTG/TT Director Resignation Event (as hereinafter defined) one director on the board of CMTG/TT whom the Corporation is entitled to nominate, designate, remove, replace or elect pursuant to the provisions of the CMTG/TT LLC Agreement (each, a “CMTG/TT Director”) and (B) from and after the occurrence of a CMTG/TT Director Resignation Event, all CMTG/TT Directors. “CMTG/TT Director Resignation Event” shall mean the occurrence of a breach under Section 3.1.1(c) of the CMTG/TT LLC Agreement;

(iii) nominating, designating, removing, or replacing the Special CMTG Director (as defined in the CMTG/CN LLC Agreement);

(iv) call any meeting of CMTG/CN LLC with respect to the election or removal of a CMTG/CN Director (including, without limitation, the Special CMTG Director) or of CMTG/TT LLC with respect to the election or removal of a CMTG/TT Director;

(v) if that certain Management Agreement by and between the Corporation and the Claros Manager (such agreement, as the same may be amended from time to time, and any replacement management agreement, the “CMTG Management Agreement”) is terminated for any reason, select and appoint any replacement manager (including, without limitation, the form of management agreement to be entered into with such replacement manager); and

(vi) causing, pursuant to the last paragraph of Section 4.4.5 of the CMTG/CN LLC Agreement, the Corporation to provide (and deciding the scope and content of) any evidence to be provided to the applicable unitholder of CMTG/CN LLC of the cause of CMTG becoming a Defaulting Unitholder (as defined in the CMTG/CN LLC Agreement).

(c) except as set forth in Section 8(d) of this Article III, each of the following actions and determinations are hereby delegated to, and shall be solely controlled and determined by, the Special Actions Committee (which Special Actions Committee shall have the full power, to the extent permitted by applicable law, to take the actions and determinations with respect to the following without obtaining the consent of the Board of Directors): effecting any amendment or modification of, granting or failing to grant any approval of matters to which the Corporation as a party to the CMTG Management Agreement has a consent or approval right, making any election, exercising (or knowingly failing to exercise) any rights or remedies (including granting any waiver or accepting cure other than as expressly required by the CMTG Management Agreement), electing to terminate, elect not to renew, or otherwise take any action (or knowingly failing to take any action) under the CMTG Management Agreement relating to the enforcement or exercise of rights or remedies or taking any other action (or knowingly failing to take any action) or making any other decision (or knowingly failing to make any decision) that is a Major Decision;

(d) the consent of the Special Actions Committee shall be required in order to amend this Section 7 of Article III.

Section 8. PARE DESIGNEE APPROVAL RIGHTS. Notwithstanding anything else to the contrary in the Charter or these Bylaws, for so long as PARE is a Ping An Affiliate and until the date that the Corporation consummates an IPO,

(a) for so long as the PARE Minority Ownership Threshold is satisfied, any of the following actions by the Corporation or the Board of Directors, as the case may be, shall require the consent of the PARE Designee in addition to the approval of the Board of Directors:

(i) the issuance of any shares of Common Stock (including any securities exercisable or exchangeable for, or convertible into, shares of Common Stock but excluding shares issued pursuant to an IPO) at a price per share below the then-current book value of equity of the Corporation (for purposes of this provision only, “then-current book value” shall be calculated as the GAAP book value as of the most recent fiscal quarter end, plus or minus subsequent capital events or operating events that impact book value, including, without limitation, capital raises, distributions and impairments; provided, that, adjustments for such capital events and operating events shall be made in a manner that will be compliant with GAAP in connection with the preparation of the next quarter’s GAAP compliant financial statements and in a manner consistent with the calculation as of the most recent fiscal quarter end, and the PARE Designee shall have a reasonable opportunity to participate in the determination of the then-current book value); and

(ii) effecting any origination, acquisition, investment or participation by the Corporation in any asset other than (A) an investment in an opportunity that is similar to the types of Investments in the Corporation’s existing portfolio as of July 8, 2016, (i.e., Investments in first mortgage and mezzanine loans on transitional commercial properties)

with similar targeted returns (it being understood that returns will vary and be subject to prevailing market conditions) and (B) investments consistent with the loan and financing strategy set forth on Exhibit B hereto.

(b) for so long as PARE, together with other Ping An Affiliates, directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock, any of the following actions by the Corporation or the Board of Directors, as the case may be, shall require the consent of the PARE Designee in addition to the approval of the Board of Directors:

(i) changing the status of the Corporation from a corporation to another type of legal entity or taking any action that is intended to result in the Corporation no longer maintaining its qualification as a REIT; and

(ii) any action that could reasonably be expected to have an adverse effect on PARE’s or other Ping An Affiliates’ investment in the Corporation that is disproportionate to the effect on any other stockholder of the Corporation on a pre-tax basis, without taking account of any fact specific to any individual stockholder other than that it is a stockholder and without giving effect to any unique contractual rights that such stockholder may have.

(c) any action by the Corporation or the Board of Directors, as the case may be, to use (i) the proceeds from the first $70,000,000 of the Initial Investment to effect any origination, acquisition, investment or participation by the Corporation in any asset other than (x) as set forth in Annex A to that certain letter agreement, dated July 8, 2016, by and between the Corporation and PARE, or (y) additional loans made pursuant to preexisting commitments as of the date hereof or (ii) the proceeds from the remaining $70,000,000 of the Initial Investment to effect any origination, acquisition, investment or participation by the Corporation in any asset, in each case shall require the consent of the PARE Designee in addition to the approval of the Board of Directors.

(d) any action taken by the Corporation, the Board of Directors or the Special Actions Committee to terminate the CMTG Management Agreement pursuant to (i) a Key Person Event (as defined in the CMTG Management Agreement), (ii) an Anti-Corruption Event (as defined in the CMTG Management Agreement) or (iii) Section 17(b)(x) of the CMTG Management Agreement shall first require the Corporation, the Board of Directors or the Special Actions Committee, as applicable, to consult with the PARE Designee prior to any determination to terminate the CMTG Management Agreement.

(e) the consent of the PARE Designee shall be required in order to amend this Section 8 of Article III.

Section 9. ORGANIZATION. Subject to clause (v) of Section 2 of Article III, at each meeting of the Board of Directors, the chairman of the Board of Directors or, in the absence of the chairman, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as the chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 10. TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 11. CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent to such action is given in writing or by electronic transmission by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 12. VACANCIES. If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Any vacancy on the Board of Directors, whether resulting from an increase in the number of directors or otherwise, shall be filled by a majority vote of the remaining directors; provided, however, that if such vacancy is related to a Claros LP Designee or a PARE Designee, the Board of Directors shall fill such vacancy with a Claros LP Designee or a PARE Designee, respectively. Any individual so elected as director shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies; provided, however, a Class B Director shall serve until the fifth annual meeting of stockholders and until his or her successor is elected and qualifies. For so long as the Claros LP Minority Ownership Threshold is satisfied, the consent of Claros LP shall be required to amend this Section 12 of Article III and for so long as PARE is a Ping An Affiliate and the PARE Minority Ownership Threshold is satisfied, the consent of PARE shall be required to amend this Section 12 of Article III.

Section 13. COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor. For the avoidance of doubt, the directors who serve on the Special Actions Committee shall be entitled to reimbursement of reasonable legal expenses that are incurred in their capacity as members of the Special Actions Committee.

Section 14. RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 15. RATIFICATION. The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter and, if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 16. CERTAIN RIGHTS OF DIRECTORS AND OFFICERS. A director who is not also an officer of the Corporation shall have no responsibility to devote his or her full time to the affairs of the Corporation. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

ARTICLE IV

COMMITTEES

Section 1. FORMATION AND POWERS. Subject to the terms of these Bylaws, (A) the Board of Directors may appoint from among its members one or more committees, composed of one or more directors, to serve at the pleasure of the Board of Directors; and (B) the Board of Directors may delegate to committees appointed under this Article any of the powers of the Board of Directors, except as prohibited by law. Notwithstanding anything to the contrary in the foregoing, until the date that the Corporation consummates an IPO, for so long as Claros LP directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock, the following shall at all times apply: (a) the Special Actions Committee shall be, and shall at all times remain, formed, appointed and maintained as a standing committee of the Board of Directors, (b) the Special Actions Committee shall be comprised of two (2) Class B Directors, and (c) the presence of one (1) Class B Director shall be sufficient for transaction of business at any meeting of the Special Actions Committee (including for purposes of granting approval for any Major Decision or making any Unilateral Decision). Notwithstanding anything to the contrary in the foregoing, until the date that the Corporation consummates an IPO, for so long as PARE is a Ping An Affiliate and the PARE Minority Ownership Threshold is satisfied, any committee of the Board of Directors (including, but not limited to, any pricing committee in connection with an IPO but excluding the Special Actions Committee) shall include a PARE Designee as one of its members. For so long as PARE is a Ping An Affiliate and the PARE Minority Ownership Threshold is satisfied, the consent of the PARE Designee shall be required in order to amend this Section 1 of Article IV.

Section 2. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors (provided that, with respect to the Special Actions Committee, any notice of a meeting of the Board of the Directors shall also function as a notice of a special meeting of the Special Actions Committee). A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee (provided one Class B Director shall be sufficient for transaction of business of the Special Actions Committee). The act of a majority of the committee members present at a meeting shall be the act of such committee. Notwithstanding the prior sentence, the act of all Class B Directors present at a meeting of the Special Actions Committee shall constitute the act of the Special Actions Committee (it being acknowledged that if only one Class B Director is present at such meeting, then the act of such Class B Director shall constitute the act of the Special Actions Committee). Subject to clause (v) of Section 2 of Article III, the Board of Directors may designate a chairman of any committee and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the date, time and place of its meeting unless the Board of Directors shall otherwise provide. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting if a consent to such action is given in writing or by electronic transmission by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 3. VACANCIES. Subject to the provisions of these Bylaws, the Board of Directors shall have the power at any time, except with respect to the Special Actions Committee, to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

Section 4 AMENDMENTS. Until the date that the Corporation consummates an IPO, for so long as Claros LP directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock, the consent of the Special Actions Committee shall be required in order to amend this Article IV.

ARTICLE V

OFFICERS

Section 1. GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the Board of Directors, a chief executive officer, a chief operating officer, a chief financial officer, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers and such other officers with such powers and duties as they shall deem necessary or desirable. Subject to Article III, Section 7 above, the officers of the Corporation, including any officers elected to fill a vacancy among the officers of the Corporation, shall be elected by the Board of Directors, except that the chief executive officer or the president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the Board of Directors, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3. CHAIRMAN OF THE BOARD. The Board of Directors may designate from among its members a chairman of the Board of Directors who shall not, unless otherwise specified by the Board of Directors, be an officer of the Corporation. The Board of Directors may designate the chairman of the Board of Directors as an executive or non-executive chairman. The chairman of the Board of Directors shall preside over the meetings of the Board of Directors. The chairman of the Board of Directors shall perform such other duties as may be assigned to him or her by the Board of Directors.

Section 4. COMPENSATION. Subject to Article III, Section 7 above, the compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, CHECKS, DRAFTS AND DEPOSITS

Section 1. CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, the treasurer or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1. CERTIFICATES. Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2. TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, the Corporation shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein

Section 3. REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4. FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of stockholders, not fewer than ten (10) days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this Section 4 of Article VII, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than one hundred and twenty (120) days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5. STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6. FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any provision of the Charter or Bylaws, but subject to compliance with Section 7 of Article III of these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that, for a specified period, securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit. Until the date that the Corporation consummates an IPO, for so long as Claros LP directly or indirectly owns equal to or in excess of 10% of the outstanding shares of Common Stock, the consent of the Special Actions Committee shall be required in order to amend this Section 6 of Article VII.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1. AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law, the Charter and Article III, Section 7. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 2. CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

SEAL

The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.” The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XI

INDEMNIFICATION AND ADVANCE OF EXPENSES

To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter and these Bylaws shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof, in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIII

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or these Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.

ARTICLE XIV

AMENDMENT OF BYLAWS

Subject to such additional requirements as may be expressly set forth in these Bylaws, the Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

EXHIBIT A

•	No investment shall be made that could reasonably be expected to cause the Corporation to fail to qualify as a REIT for U.S. federal income tax purposes.

•	No investment shall be made that could reasonably be expected to cause the Corporation to register as an investment company under the Investment Company Act of 1940, as amended.

•

Prior to the deployment of capital into investments, the Claros Manager may cause the capital of the Company to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by the Claros Manager to be of high quality.

EXHIBIT B

Target Loan Size:	$50-250 million
Target Loan Yield:	Libor + 400-800 bps
Target Loan IRR:	13-16% (gross of investment vehicle expenses including management and incentive fees)
CMTG Leverage Limitation:	Aggregate indebtedness on stockholder’s equity not to exceed 4:1
Financing Sources:	May include match-term financing through A-Note sales, warehouse facilities, loan-on-loan financing, or term loans, among other potential financing strategies.
Potential Collateral Sources:	Condominiums, multifamily, office, retail, industrial, senior housing, hospitality